Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-269296

Prospectus Addendum to the Prospectus Supplement dated February 13, 2023 and the accompanying Prospectus dated February 13, 2023.

GS Finance Corp. WARRANTS, SERIES G guaranteed by The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs may, use this prospectus addendum, the accompanying prospectus supplement dated February 13, 2023 relating to Warrants, Series G of GS Finance Corp., and the accompanying prospectus dated February 13, 2023 of GS Finance Corp. in connection with market-making transactions of notes that were originally issued under a similar prospectus supplement for Warrants, Series G of GS Finance Corp., with a date earlier than February 13, 2023, and a similar prospectus of GS Finance Corp., with a date earlier than February 13, 2023. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum, the accompanying prospectus supplement dated February 13, 2023 relating to Warrants, Series G of GS Finance Corp. and the accompanying prospectus dated February 13, 2023 of GS Finance Corp. are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated February 13, 2023 relating to Warrants, Series G of GS Finance Corp. supersedes the earlier prospectus supplement, and the accompanying prospectus dated February 13, 2023 of GS Finance Corp. supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated February 13, 2023 relating to Warrants, Series G of GS Finance Corp., and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated February 13, 2023 of GS Finance Corp.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, together with the accompanying prospectus supplement dated February 13, 2023 relating to Warrants, Series G of GS Finance Corp. and the accompanying prospectus dated February 13, 2023 of GS Finance Corp.

The offered notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated February 13, 2023.